UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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DEERE & COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEERE & COMPANY
One John Deere Place
Moline, Illinois 61265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 23, 2005

Deere’s annual stockholders’ meeting will be held on Wednesday, February 23, 2005, at 10:00 a.m. central standard time at Deere’s headquarters at One John Deere Place, Moline in Rock Island County, Illinois. You can find directions to our headquarters on the back cover of the proxy statement. At the annual meeting, stockholders will be asked to:

1.	Elect directors (see page 5);

2.	Re-approve the John Deere Performance Bonus Plan (see page 6);

3.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent auditors for fiscal 2005 (see page 9); and

4.	Consider any other business properly brought before the meeting.

You may vote at the meeting if you were a Deere stockholder at the close of business on December 31, 2004.

To be sure that your shares are properly represented at the meeting, whether you attend or not, please sign, date and promptly mail the enclosed proxy card or voter instruction form in the enclosed envelope, or vote through the telephone or Internet voting procedures described on the proxy card or voter instruction form. If your shares are held in the name of a bank, broker or other holder of record, telephone or Internet voting will be available to you only if offered by them. Their procedures should be described on the voting form they send to you.

Along with the attached proxy statement, we are also sending you our 2004 annual report, which includes our financial statements. Most of you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to page 3 of the proxy statement and your proxy card for further information.

Moline, Illinois January 13, 2005	For the Board of Directors, JAMES H. BECHT Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES.

PROXY STATEMENT

Why am I receiving this proxy statement?
Deere’s Board of Directors is soliciting proxies for the 2005 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of Deere common stock on December 31, 2004 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, proxy statement and proxy are being mailed to stockholders on or about January 13, 2005.

What will I be voting on?
•	Election of directors (see page 5).
•	Re-approval of the John Deere Performance Bonus Plan (see page 6).
•	Ratification of the independent public auditors (see page 9).

How do I vote?
You can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Follow the instructions on your voting instruction form. Telephone and Internet voting is available to all registered and most beneficial holders.

Stockholders voting by proxy may use one of the following three options:
•	filling out the enclosed voter instruction form, signing it, and mailing it in the enclosed postage-paid envelope;
•	voting by Internet (if available, instructions are on the voter instruction form); or
•	voting by telephone (if available, instructions are on the voter instruction form).

If you hold your shares in “street name”, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting facilities for stockholders will close at 11:59 p.m. eastern standard time on February 22, 2005. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.

If you hold shares through one of Deere’s employee savings plans, your vote must be received by February 18, 2005 or the shares represented by the card will not be voted.

Can I change my vote? Yes. At any time before your proxy is voted, you may change your vote by:
•	revoking it by written notice to the Secretary of Deere at the address on the cover of this proxy statement;
•	delivering a later-dated proxy (including a telephone or Internet vote); or
•	voting in person at the meeting.

If you hold your shares in “street name”, please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Deere common stock that you owned on December 31, 2004.

How many shares are entitled to vote?
There were 246,877,394 shares of Deere common stock outstanding and entitled to vote at the meeting. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
Under Deere’s By-Laws, a majority of the votes that can be cast, must be present in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?
•	The four nominees for director who receive the most votes will be elected.
•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the re-approval of the John Deere Performance Bonus Plan.
•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent public auditors.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against.

If you vote “abstain”, your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What if I don’t return my proxy card and don’t attend the annual meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name”, and you don’t give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange your record holder can vote your shares on the election of directors and the ratification of the independent public auditors but not on the compensation plan proposal.

If you don’t give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes”. “Broker non-votes” will have no effect on the vote for the election of directors and the other two proposals. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential? Yes. Your voting records will not be disclosed to us except:
•	as required by law;
•	to the tabulator, the proxy solicitation agent and the inspectors of voting; or
•	if the election is contested.

The tabulator, the proxy solicitation agent and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and its officers and directors.

If you are a holder of record or an employee savings plan participant, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

ANNUAL REPORT

Will I receive a copy of Deere’s annual report?
Unless you have previously elected to view our annual reports over the Internet, we have mailed you our annual report for the year ended October 31, 2004 with this proxy statement. The annual report includes Deere’s audited financial statements, along with other financial information, and we urge you to read it carefully.

How can I receive a copy of Deere’s 10-K?
You can obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended October 31, 2004, by:

•	accessing Deere’s Internet site at www.deere.com/stock; or
•	writing to: Deere & Company Stockholder Relations One John Deere Place Moline, Illinois 61265-8098.

You can also obtain a copy of Deere’s Form 10-K and other periodic filings with the Securities and Exchange Commission from the SEC’s EDGAR database at www.sec.gov.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

Can I access Deere’s proxy materials and annual report electronically?
This proxy statement and the 2004 annual report are available on Deere’s Internet site at www.deere.com/stock. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

You can choose this option and save Deere the cost of producing and mailing these documents by:
•	following the instructions provided on your proxy card or voter instruction form;
•	following the instructions provided when you vote over the Internet; or
•	going to www.icsdelivery.com/de and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Deere’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.icsdelivery.com/de. You do not have to elect Internet access each year.

HOUSEHOLDING INFORMATION

What is “householding”?
We have adopted a procedure called “householding”, which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another stockholder, at your request to Deere & Company Stockholder Relations, One John Deere Place, Moline, Illinois 61215-8098, we will promptly deliver a separate copy.

How do I revoke my consent to the householding program?
If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must revoke your consent by contacting Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

ELECTION OF DIRECTORS

John R. Block, T. Kevin Dunnigan, Dipak C. Jain and Joachim Milberg are to be elected for terms expiring at the annual meeting in 2008.

The Corporate Governance Committee of the Board recommended these individuals to the Board and the Board nominated them.

Each nominee’s age, present position, principal occupations during the past five or more years, positions with Deere and directorships in other companies appear below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL FOUR NOMINEES

Name and Age at December 31, 2004	Present Position, Principal Occupations during the Past Five Years, Positions with Deere and Other Directorships
John R. Block Age 69 Director since 1986	Executive Vice President and President, Wholesale Division of Food Marketing Institute
	•	Executive Vice President and President, Wholesale Division of Food Marketing Institute (trade association of food retailers and wholesalers) since January 2003
	•	President and Chief Executive Officer of Food Distributors International (formerly the National-American Wholesale Grocers’ Association) – 1986 to January 2003
	•	United States Secretary of Agriculture – 1981 to 1986
	•	Part owner and operator of Block Farms (farming)
	•	Director of Deere since 1986. Chair of Compensation Committee and Special Subcommittee of Compensation Committee, and member of Corporate Governance and Executive Committees
	•	Other directorships: Hormel Foods Corporation

T. Kevin Dunnigan Age 66 Director since 2000	Chairman of Thomas & Betts Corporation
	•	Chairman of Thomas & Betts Corporation (electrical components) since January 2004
	•	Chairman, President and Chief Executive Officer of Thomas & Betts Corporation – August 2000 to January 2004
	•	Retired Chairman of Thomas & Betts Corporation – May 2000 to August 2000
	•	Chairman of Thomas & Betts Corporation – 1997 to May 2000
	•	Chairman and Chief Executive Officer of Thomas & Betts Corporation – 1992 to 1997
	•	Director of Deere since 2000. Member of Audit Review and Corporate Governance Committees
	•	Other directorships: C. R. Bard, Inc., Imagistics International Inc. and Thomas & Betts Corporation

Name and Age at December 31, 2004	Present Position, Principal Occupations during the Past Five Years, Positions with Deere and Other Directorships
Dipak C. Jain Age 47 Director since 2002	Dean, Kellogg School of Management, Northwestern University
	•	Dean, Kellogg School of Management, Northwestern University, Evanston, Illinois since July 2001
	•	Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University – 1996 to 2001
	•	Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management – 1994 to July 2001
	•	Visiting professor of marketing at Sasin Graduate Institute of Business Administration at Chulalongkorn University, Bangkok, Thailand; Nijenrode University, The Netherlands; Otto Bescheim Graduate School of Management, Koblenz, Germany; IIT, Delhi, India; Hong Kong University of Science and Technology, China; Recanati Graduate School of Business Administration at Tel Aviv University, Israel
	•	Director of Deere since 2002. Member of Audit Review and Pension Plan Oversight Committees
	•	Other directorships: Hartmarx Corporation, Northern Trust Corporation, Peoples Energy Corporation and UAL Corporation

Joachim Milberg Age 61 Director since 2003	Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) A.G.
	•	Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) A.G. (motor vehicles) since May 2004.
	•	Retired Chief Executive Officer of BMW A.G. since May 2002
	•	Chairman of the Board of Management and Chief Executive Officer of BMW A.G. – February 1999 to May 2002
	•	Director of Deere since February 2003. Member of Audit Review and Corporate Governance Committees
	•	Other directorships: Allianz A.G., BMW A.G., Festo A.G. and MAN A.G.

RE-APPROVAL OF THE JOHN DEERE PERFORMANCE BONUS PLAN

Summary of the Proposal

The John Deere Performance Bonus Plan (for purposes of this Section of the proxy statement, the “Plan”) is being submitted for stockholder re-approval to meet the requirement under Section 162(m) of the Internal Revenue Code (the “Code”) for amounts paid under the Plan to certain of our executive officers to be tax deductible. The plan was initially approved by the stockholders in 1995. The performance goals were re-approved by the stockholders in 2000. The Plan provides annual cash bonuses to salaried employees of the Company and its subsidiaries if performance goals are achieved. The description which follows is qualified in its entirety by reference to the full text of the Plan as set forth in the appendix.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to re-approve the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE JOHN DEERE PERFORMANCE BONUS PLAN.

Description of the Plan and Performance Goals

Purpose	The purpose of the Plan is to provide Participants with a meaningful incentive opportunity geared toward the achievement of specific performance goals.

Administration	The Plan is administered by the Committee on Compensation of the Board or a subcommittee thereof (the “Committee”), which shall be comprised of at least two members of the Board who are not current or former officers or employees of the company. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee has the authority to interpret the Plan and maintain administrative guidelines relating to the Plan.

Eligibility and Participation	All full-time, salaried employees who are actively employed by the Company during the Company’s fiscal year are eligible to participate in the Plan for such fiscal year. From those persons eligible, the Committee determines annually those who will participate in the Plan. Based on current participation levels, it is anticipated that at the time of stockholder re-approval, approximately 15,500 employees will be eligible to participate in the Plan.

To meet the requirements of Section 162(m), certain more restrictive provisions of the Plan apply only to “executive officers.” For purposes of the Plan, “executive officers” shall be those employees designated by the Committee from year to year for purposes of qualifying payouts under the Plan for exemption from the restrictions on tax deductibility under Section 162(m).

Award Determination	Prior to each fiscal year, or as soon as practicable thereafter, the Committee will establish performance goals which may be based on any combination of consolidated Company, business unit, division, product line, other segment, and individual performance measures. Performance measures with respect to executive officers, as designated by the Committee, will be determined annually from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) total stockholder return; (b) growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders’ equity; (e) economic or shareholder value added; or (f) improvements in costs and/or expenses. Prior to each fiscal year, or as soon as practicable thereafter, the Committee will also establish, for each job classification, various levels of award payments depending upon the level of achievement of the performance goals. Final awards will be based on the level of achievement of the performance goals, the participant’s job classification, salary and the predetermined award payout levels. Except with respect to executive officers, the Committee has the discretion to adjust performance goals and payout levels during a fiscal year. With respect to executive officers, the Committee can reduce or eliminate the amount of the final award and can exercise such other discretion as on the advice of tax counsel will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan. The maximum amount payable under the Plan to a participant for any year will be $5,000,000.

Payments	All awards will be payable in cash as soon as practicable after the end of the fiscal year and after the Committee certifies in writing that the performance goals and any other relevant terms of the awards have been satisfied.

Termination of Employment	In the event of the death, disability, retirement or transfer of a participant to a non-participating business unit, the final award of such participant will be reduced to reflect participation prior to the termination only. In the event of any other kind of termination of service, the participant’s award for the fiscal year of termination is forfeited. However, the Committee has discretion to pay a partial award for the portion of the year that the participant was employed by the Company.

Change in Control	In the event of a change in control of the Company, participants employed by the Company as of the date of the change in control will be entitled to the greater of an award based on actual performance to such date or an award based on targeted performance. Awards will be paid within thirty days after a change in control. A change in control is defined as a dissolution, liquidation, merger, or consolidation in which the Company is not the surviving corporation, or the acquisition of thirty percent or more of the Company’s common stock by one individual, corporation, or other entity.

The payment of awards in the event of a change in control may have the incidental effect of increasing the net cost of such change in control and, thus, theoretically could render more difficult or discourage such a change in control, even if such change in control would be beneficial to stockholders generally.

Duration of the Plan	The Plan shall remain in effect until it is terminated by the Committee or the Board of Directors of the Company.

Amendment	The Committee may, at any time, amend any or all of the provisions of the Plan or suspend or terminate it entirely. No amendment, suspension or termination may reduce the rights of a participant under an award without the participant’s consent.

Plan Benefits

Because awards under the Plan are based on the future achievement of performance goals to be established by the Committee, we cannot determine the amounts that will be received or allocated in the future under the Plan. The table below shows bonuses earned under the Plan in fiscal 2004 by the individuals and groups indicated. The awards earned in 2004 reflect the record financial performance of the Company for the fiscal year. These awards are not necessarily indicative of awards that we may make in the future.

Name and Position	Performance Bonus Dollar Value $(1)
Robert W. Lane, Chairman, President and Chief Executive Officer	$2,000,000
Pierre E. Leroy, President, Worldwide Construction & Forestry	$651,617
H. J. Markley, President, Agricultural Division	$621,341
Nathan J. Jones, Senior Vice President and Chief Financial Officer	$620,918
John J. Jenkins, President, Worldwide Commercial & Consumer Equipment	$615,141
Executive Group	$6,136,905
Non-Executive Director Group(2)	None
Non-Executive Officer Employee Group	$234,205,143

(1)	Represents the amount earned for fiscal 2004 under the Plan based on actual results.

(2)	Non-employee directors are not eligible to participate in the Plan.

RATIFICATION OF INDEPENDENT PUBLIC AUDITORS

The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as independent certified public accounts to examine Deere’s financial statements for the 2005 fiscal year. The Audit Review Committee and the Board are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the stockholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the stockholders in connection with the selection of auditors for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Review Committee believes such a change would be in the best interest of the Company and its stockholders.

We expect that a representative of Deloitte & Touche LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT PUBLIC AUDITORS.

FEES PAID TO THE EXTERNAL AUDITOR

For the years ended October 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Audit Fees

The aggregate fees billed include amounts for the audit of Deere’s annual financial statements, the reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the fiscal years ended October 31, 2004 and 2003, were $7.2 million and $6.3 million, respectively.

Audit-Related Fees

During the last two fiscal years, Deloitte & Touche has provided Deere with assurance and related services that are reasonably related to the performance of the audit of our financial statements. The aggregate fees billed for such audit-related services for the fiscal years ended October 31, 2004 and 2003, were $1.0 million and $0.6 million, respectively. These services included the general assistance with the implementation of the SEC rules pursuant to the Sarbanes-Oxley Act of 2002, audits of financial statements of employee benefit plans, and various attest services.

Tax Fees

The aggregate fees billed for professional services provided by Deloitte & Touche in connection with tax compliance, tax advice and tax planning services for the fiscal years ended October 31, 2004 and 2003 were $0.6 million and $0.5 million, respectively.

All Other Fees

There were no fees billed for services not included above for the fiscal year ended October 31, 2004 and less than $0.1 million for the year ended October 31, 2003. The services billed for in 2003 primarily relate to an actuarial reserve opinion and other assistance.

Pre-approval of Services by the External Auditor

The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Deere’s external auditor. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Review Committee will also consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more of its members between regular meetings. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Review Committee will regularly review summary reports detailing all services being provided to Deere by its external auditor.

During fiscal 2004, all services by Deere’s external auditor were pre-approved by the Audit Review Committee in accordance with this policy.

OTHER MATTERS

Mr. Melroy Buhr has submitted a proposal to keep the pension fund fully funded at all times. If properly brought before the meeting, we will vote against the proposal.

We do not know of any other matters that will be considered at the annual meeting. However, if any other proper business should come before the meeting, we will have discretionary authority to vote according to our best judgment.

DIRECTORS CONTINUING IN OFFICE

The nine persons named below are now serving as directors of Deere. Their terms will expire at the annual meetings in 2006 and 2007, as indicated. Their ages, present positions, principal occupations during the past five or more years, positions with Deere and directorships in other companies appear below.

TERMS EXPIRING AT ANNUAL MEETING IN 2006

Name and Age at December 31, 2004	Present Position, Principal Occupations during the Past Five Years, Positions with Deere and Other Directorships
Crandall C. Bowles Age 57 Director from 1990 to 1994 and since 1999	Chairman and Chief Executive Officer of Springs Industries, Inc.
	•	Chairman and Chief Executive Officer of Springs Industries, Inc. (textiles) since April 1998
	•	Director of Deere from 1990 to 1994 and since 1999. Chair of Corporate Governance Committee and member of Executive and Compensation Committees

Vance D. Coffman Age 60 Director since 2004	Chairman of Lockheed Martin Corporation
	•	Chairman of Lockheed Martin Corporation (aerospace, defense and information technology) since April 1998
	•	Chief Executive Officer of Lockheed Martin Corporation – August 1997 to August 2004
	•	Director of Deere since August 2004. Member of Compensation Committee, Special Subcommittee of Compensation Committee and Corporate Governance Committee
	•	Other directorships: Bristol-Myers Squibb Company, Lockheed Martin Corporation and 3M Company

Name and Age at December 31, 2004	Present Position, Principal Occupations during the Past Five Years, Positions with Deere and Other Directorships
Leonard A. Hadley Age 70 Director since 1994	Retired President and Chief Executive Officer of Maytag Corporation
	•	Retired President and Chief Executive Officer of Maytag Corporation (appliances) since June 2001
	•	President and Chief Executive Officer of Maytag Corporation – November 2000 to June 2001
	•	Retired Chairman and Chief Executive Officer of Maytag Corporation – August 1999 to November 2000
	•	Chairman and Chief Executive Officer of Maytag Corporation – 1993 to August 1999
	•	Director of Deere since 1994. Chair of Audit Review Committee and member of Corporate Governance and Executive Committees

Arthur L. Kelly Age 67 Director since 1993	Managing Partner of KEL Enterprises L.P.
	•	Managing Partner of KEL Enterprises L.P. (holding and investment partnership) since 1983
	•	Director of Deere since 1993. Chair of Pension Plan Oversight Committee and member of Audit Review and Executive Committees
	•	Other directorships: BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Northern Trust Corporation and Snap-on Incorporated

Thomas H. Patrick Age 61 Director since 2000	Retired Executive Vice Chairman of Merrill Lynch & Co., Inc.
	•	Retired Executive Vice Chairman of Merrill Lynch & Co., Inc. (financial services) since July 2003
	•	Executive Vice Chairman of Merrill Lynch & Co., Inc. – November 2002 to July 2003
	•	Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. – February 2000 to November 2002
	•	Executive Vice President of Merrill Lynch & Co., Inc. – 1989 to February 2000
	•	Director of Deere since 2000. Member of Compensation and Pension Plan Oversight Committees
	•	Other directorships: Baldwin & Lyons, Inc.

TERMS EXPIRING AT ANNUAL MEETING IN 2007

Name and Age at December 31, 2004	Present Position, Principal Occupations during the Past Five Years, Positions with Deere and Other Directorships
Robert W. Lane Age 55 Director since 2000	Chairman, President and Chief Executive Officer of Deere
	•	Chairman, President and Chief Executive Officer of Deere since August 2000
	•	Chief Executive Officer and President of Deere – May 2000 to August 2000
	•	President of Deere – January 2000 to May 2000
	•	President, Worldwide Agricultural Equipment Division of Deere – September 1999 to January 2000
	•	Senior Vice President and Managing Director, Region II, Europe, Africa & Middle East of Deere – 1998 to September 1999
	•	Director of Deere since 2000. Chair of the Executive Committee
	•	Other directorships: Verizon Communications Inc.

Antonio Madero B. Age 67 Director since 1997	Chairman and Chief Executive Officer of SANLUIS Corporación, S.A. de C.V.
	•	Chairman and Chief Executive Officer of SANLUIS Corporación, S.A. de C.V. (automotive components manufacturing) since 1979
	•	Director of Deere since 1997. Member of Compensation Committee, Special Subcommittee of Compensation Committee and Pension Plan Oversight Committee
	•	Other directorships: Wheaton River Minerals Ltd. and a variety of corporations in Mexico

Aulana L. Peters Age 63 Director since 2002	Retired Partner of Gibson, Dunn & Crutcher LLP
	•	Retired Partner of Gibson, Dunn & Crutcher LLP (law firm) since 2000
	•	Partner of Gibson, Dunn & Crutcher LLP – 1980 to1984 and 1988 to 2000
	•	Member of the Public Oversight Board of the American Institute of Certified Public Accountants – January 2001 to March 2002
	•	Commissioner of the Securities and Exchange Commission – 1984 to 1988
	•	Director of Deere since 2002. Member of Audit Review and Pension Plan Oversight Committees
	•	Other directorships: Merrill Lynch & Co., Inc., 3M Company and Northrop Grumman Corporation

Name and Age at December 31, 2004	Present Position, Principal Occupations during the Past Five Years, Positions with Deere and Other Directorships
John R. Walter Age 57 Director since 1991	Chairman of Ashlin Management Company
	•	Chairman of Ashlin Management Company (private investments) since December 1997
	•	Chairman of Manpower Inc. (temporary-staffing) – April 1999 to March 2001
	•	President and Chief Operating Officer of AT&T Corp. (telecommunications) – November 1996 to July 1997
	•	Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company (print and digital information management, reproduction and distribution) – prior to November 1996
	•	Director of Deere since 1991. Member of Compensation Committee, Special Subcommittee of Compensation Committee and Corporate Governance Committee
	•	Other directorships: Abbott Laboratories, Manpower Inc. and Vasco Data Security International, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2004 (unless otherwise indicated) by:
•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;
•	each of our directors;
•	our Chief Executive Officer and the other four executive officers named in the Summary Compensation Table; and
•	all individuals who served as directors or executive officers at December 31, 2004, as a group.

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. As of December 31, 2004, Deere had no preferred stock issued or outstanding.

The table also includes information about exercisable stock options credited to executive officers under compensation plans.

In addition to the number of shares shown in the table, directors own the deferred stock units listed in footnote four following the table. The deferred stock units are credited to directors under the Nonemployee Director Deferred Compensation Plan. The value of the units are subject to the same market risks as Deere common stock. The units are payable only in cash and, with limited exceptions, must be held until the director’s retirement from the Board.

In addition to the number of shares shown in the table, executive officers own the restricted stock units listed in footnote six following the table. The restricted stock units represent stock equivalent units awarded under the Omnibus Equity and Incentive Plan as part of long-term compensation. The units vest after three years and are payable only in stock after five years or following retirement.

	Shares Beneficially Owned Excluding Options (1)	Options Exercisable Within 60 Days	Percent of Shares Outstanding
Greater Than 5% Owners
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071 (2)	22,790,600		9.2%
Lord Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302 (3)	16,392,742		6.6%

Directors (4)
John R. Block	11,883		*
Crandall C. Bowles	8,621		*
Vance D. Coffman	529		*
T. Kevin Dunnigan	8,449		*
Leonard A. Hadley	10,383		*
Dipak C. Jain	3,880		*
Arthur L. Kelly	15,282		*
Robert W. Lane	67,586	1,141,333	*
Antonio Madero B.	8,582		*
Joachim Milberg	2,617		*
Thomas H. Patrick	16,889		*
Aulana L. Peters	3,467		*
John R. Walter (5)	12,183		*

Named Executive Officers (6)
Pierre E. Leroy	43,107	312,401	*
H. J. Markley (7)	23,088	217,587	*
Nathan J. Jones	2,111	243,114	*
John J. Jenkins	12,026	173,632	*

All directors and executive officers as a group (20 persons) (8)	276,271	2,318,526	*

*	Less than 1% of the outstanding shares of Deere common stock.

(1)	The table includes the following number of restricted shares awarded to directors under Deere’s Nonemployee Director Stock Ownership Plan. These shares may not be transferred prior to retirement as a director.

Director	Restricted Shares
Mr. Block	11,283
Mrs. Bowles	7,221
Mr. Coffman	529
Mr. Dunnigan	6,449
Mr. Hadley	10,383
Mr. Jain	3,880
Mr. Kelly	11,082
Mr. Madero	8,582
Mr. Milberg	2,617
Mr. Patrick	6,889
Mrs. Peters	3,267
Mr. Walter	11,283

(2)	The ownership information in the table for Capital Research and Management Company is based on information supplied by Capital Research and Management Company and contained in reports of institutional investment managers filed with the Securities and Exchange Commission for the period ended September 30, 2004. Capital Research and Management Company holds these shares on behalf of institutional and individual investors. Capital Research and Management Company disclaims beneficial ownership of the shares and has no voting power with respect to the shares. As of October 31, 2004, Deere and its subsidiaries did not own any securities issued by Capital Research and Management Company.

(3)	The ownership information in the table for Lord Abbett & Co. is based on information contained in reports of institutional investment managers filed with the Securities and Exchange Commission for the period ended September 30, 2004. Lord Abbett & Co. has no voting power with respect to the shares. As of October 31, 2004, Deere and its subsidiaries did not own any securities issued by Lord Abbett & Co.

(4)	In addition to the shares listed in the table, directors own the following number of deferred stock units credited under the Nonemployee Director Deferred Compensation Plan.

Director	Deferred Units
Mr. Block	13,217
Mrs. Bowles	6,383
Mr. Coffman	344
Mr. Hadley	17,699
Mr. Kelly	3,398
Mr. Madero	3,176
Mr. Patrick	5,679

(5)	The number of shares shown for Mr. Walter includes 900 shares owned by family members. Mr. Walter disclaims beneficial ownership of those shares.

(6)	In addition to the shares listed in the table, executive officers own the following number of restricted stock units awarded to executive officers under Deere’s Omnibus Equity and Incentive Plan.

Executive	Restricted Units
Mr. Lane	195,605
Mr. Leroy	40,656
Mr. Markley	38,748
Mr. Jones	40,865
Mr. Jenkins	38,811
All executive officers	460,355

(7)	The number of shares shown for Mr. Markley includes 5,130 shares owned by family members. Mr. Markley disclaims beneficial ownership of those shares.

(8)	The number of shares shown for all directors and executive officers as a group includes 33,139 shares owned jointly with family members over which the directors and executive officers share voting and investment power.

COMMITTEES

The Board of Directors of Deere met four times during the 2004 fiscal year. Directors are expected to attend Board meetings, meetings of committees on which they serve, and shareholder meetings, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During the 2004 fiscal year, all of the directors, except Mr. Madero, attended 75% or more of the meetings of the Board of Directors and committees on which they served. All the directors attended the annual shareholder meeting in February 2004.

Non-management directors may meet in executive session, without the Chief Executive Officer, at any time, and are regularly scheduled for non-management executive sessions twice each year. The committee chairpersons preside over the meetings of the non-management directors on a rotating basis as established by the Corporate Governance Committee.

If you wish to communicate with the Board of Directors you may send correspondence to the Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098. The Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may communicate directly with the presiding non-management director of the Board by sending correspondence to Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

The Board has delegated some of its authority to six committees of the Board. These are the Executive Committee, the Compensation Committee, the Special Subcommittee of the Compensation Committee, the Corporate Governance Committee, the Pension Plan Oversight Committee, and the Audit Review Committee.

The Compensation Committee, the Special Subcommittee of the Compensation Committee, the Corporate Governance Committee, the Pension Plan Oversight Committee, and the Audit Review Committee have written charters that comply with current New York Stock Exchange rules relating to corporate governance matters. Copies of the committee charters as well as the Company’s Code of Ethics and Business Conduct Guidelines are available at www.deere.com/corpgov. A copy of these charters and policies also may be obtained upon request to the Deere & Company Stockholder Relations department.

Pursuant to the requirements of the New York Stock Exchange, the Board has adopted Corporate Governance Policies that meet or exceed the independence standards of the New York Stock Exchange. Also, as part of our Corporate Governance Policies, the Board has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board in determining whether or not certain relationships between its directors and the Company or its subsidiaries (either directly or indirectly as a partner, shareholder, officer, director, trustee or employee of an organization that has a relationship with the Company) are “material relationships” for purposes of the New York Stock Exchange independence standards. The categorical standards establish thresholds at which such relationships are deemed to be not material. Deere’s Corporate Governance Policies are available on its website at www.deere.com/corpgov. In addition, a copy may be obtained upon request to the Deere & Company Stockholder Relations department.

In December 2004, the independence of each director was reviewed, applying the independence standards set forth in Deere’s Corporate Governance Policies. The review considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent auditors.

Based on this review, the Board affirmatively determined that all of the nominees and directors continuing in office, with the exception of Robert W. Lane, are independent as defined in Deere’s Corporate Governance Policies and the listing standards of the New York Stock Exchange. Mr. Lane is considered an inside director because of his employment as Chief Executive Officer and President of the Company.

The Executive Committee	The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority concerning certain significant matters is limited by law and Deere’s By-Laws.

The Compensation Committee	The Compensation Committee approves compensation for senior officers of Deere and makes recommendations to the Board regarding incentive and equity-based compensation plans.

The annual report of the Compensation Committee follows.

The Special Subcommittee of the Compensation Committee	The Special Subcommittee of the Compensation Committee assures compliance with regulations relating to approval of executive compensation. The Subcommittee members meet the independence requirements of the Internal Revenue Code and federal securities laws for directors who approve certain compensation for officers. The Subcommittee reviews and approves compensation plans, grants and awards to officers of Deere. The Subcommittee may also consider other matters that may be referred to it by the Compensation Committee.

The Corporate Governance Committee	The Corporate Governance Committee monitors corporate governance policies and procedures and serves as the nominating committee for Board directors. The primary functions performed by the Committee include:
	•	developing, recommending and monitoring corporate governance policies and procedures for Deere and the Board;
	•	identifying and recommending to the Board individuals to be nominated as a director;
	•	ensuring that the Chairman periodically reviews Deere’s plans regarding succession of senior management with the Committee and with all other independent directors;
	•	making recommendations concerning the size, composition, committee structure, and fees for the Board and criteria for tenure and retention of directors;
	•	overseeing the Company’s Office of Corporate Compliance;
	•	overseeing the evaluation of Deere’s management; and
	•	reviewing and reporting to the Board on the performance and effectiveness of the Board and the Corporate Governance Committee.

The Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In evaluating candidates, the Committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements) and the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Nominations”.

The Pension Plan Oversight Committee	The Pension Plan Oversight Committee oversees Deere’s pension and retirement plans. The Committee reviews asset allocation, actuarial assumptions, funding policies, and the performance of trustees, investment managers and actuaries. The Committee also has authority to make substantive amendments and modifications to the pension and retirement plans. The Committee reports to the Board on its activities.

The Audit Review Committee	The Audit Review Committee’s duties and responsibilities, include, among other things:
	•	retaining, overseeing and evaluating a firm of independent certified public accountants to audit the annual financial statements;
	•	assisting the Board in overseeing the integrity of Deere’s financial statements, compliance with legal requirements, the external auditors’ qualifications, independence and performance, and the performance of Deere’s internal auditors;
	•	determining whether to recommend that the financial statements and related disclosures be included in Deere’s annual report filed with the Securities and Exchange Commission;
	•	considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the auditors’ independence;
	•	approving the scope of the audit in advance;
	•	reviewing the financial statements and the audit report with management and the independent auditors;
	•	reviewing earnings and financial releases with management;
	•	reviewing Deere’s procedures relating to business ethics;
	•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;
	•	reviewing the adequacy of the Audit Review Committee charter;
	•	reviewing policies relating to risk assessment and management;
	•	setting hiring policies for employees of the independent auditor; and
	•	approving all engagements for audit and non-audit services by the independent auditors.

The Audit Review Committee reports to the Board on its activities and findings.

The Board of Directors has determined that under current New York Stock Exchange listing standards all members of the Audit Review Committee are independent and financially literate. The Board also determined that Mr. Dunnigan, Mr. Hadley and Mrs. Peters are “audit committee financial experts” as defined by the Securities and Exchange Commission and that each has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board determined that Mrs. Peters’ service on the audit committees of three other public companies does not impair her ability to effectively serve on the Company’s Audit Review Committee.

The report of the Audit Review Committee follows.

The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal 2004:

Director	Executive Committee	Compensation Committee	Special Subcommittee of Compensation Committee	Corporate Governance Committee	Pension Plan Oversight Committee	Audit Review Committee
John R. Block	X	Chair	Chair	X
Crandall C. Bowles	X	X		Chair
Vance D. Coffman		X	X	X
T. Kevin Dunnigan				X		X
Leonard A. Hadley	X			X		Chair
Dipak C. Jain					X	X
Arthur L. Kelly	X				Chair	X
Robert W. Lane	Chair
Antonio Madero B.		X	X		X
Joachim Milberg				X		X
Thomas H. Patrick		X	X		X
Aulana L. Peters					X	X
John R. Walter		X	X	X
Fiscal 2004 meetings	0	4	2	4	3	4

COMPENSATION OF DIRECTORS

We pay our directors who are not Deere employees a single annual retainer of $65,000. We also pay an additional fee of $5,000 per year to the non-employee chairperson of each Board committee. We do not pay any other committee retainers or meeting fees. Under our Nonemployee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers and receive the amounts due to them following retirement as a director. A director may elect to have these deferrals invested in either an interest-bearing account or in an account with an equivalent return to an investment in Deere stock.

We also award our non-employee directors $65,000 of restricted Deere stock upon their election to the Board, and each year during their service as directors. A person who becomes a non-employee director between annual meetings, or who serves a partial term, receives a prorated grant.

While a person is a director, he or she may not sell, gift or otherwise dispose of these restricted shares. Directors may lose their restricted shares if their service is terminated for any reason other than retirement, disability or death. The restricted period ends when the director retires from the Board, becomes permanently and totally disabled, dies, or if there is a change in control of Deere. While the restrictions are in effect, the non-employee directors may vote the shares and receive dividends.

The reports of the Audit Review Committee and Compensation Committee and the performance graph that follow will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Deere specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

AUDIT REVIEW COMMITTEE REPORT

To the Board of Directors:

The Audit Review Committee consists of the following members of the Board of Directors: Leonard A. Hadley (Chair), T. Kevin Dunnigan, Dipak C. Jain, Arthur L. Kelly, Joachim Milberg and Aulana L. Peters. Each of the members is independent as defined under the rules of the New York Stock Exchange (NYSE). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Review Committee is directly responsible for the compensation, appointment and oversight of Deloitte & Touche LLP, the external auditor for the Company, and Deloitte & Touche LLP is responsible for performing an independent audit of the Company’s annual financial statements and for issuing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America.

All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and the following members of the Committee—Mr. Dunnigan, Mr. Hadley and Mrs. Peters—are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Review Committee has a written charter describing its responsibilities, which has been approved by the Board of Directors and is available on the Company’s website at www.deere.com/corpgov. The Audit Review Committee’s responsibility is one of oversight. Members of the Audit Review Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for Deere & Company’s financial statements and reports; and by the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and that its audit of the Company’s financial statements has been carried out in accordance with Standards of the Public Company Accounting Oversight Board—United States (PCAOB).

In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended October 31, 2004.

We have discussed with Deloitte & Touche LLP, the external auditor for Deere, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board. We have considered whether Deloitte & Touche LLP’s provision of non-audit services to Deere is compatible with their independence and have discussed with them their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 for filing with the

Securities and Exchange Commission. The Audit Review Committee has selected Deloitte & Touche LLP as Deere & Company’s external auditors for fiscal 2005, and has approved submitting the selection of the external auditors for ratification by the shareholders. Audit, audit-related and any permitted non-audit services provided to Deere & Company by Deloitte & Touche LLP are subject to pre-approval by the Audit Review Committee.

Audit Review Committee Leonard A. Hadley (Chair) T. Kevin Dunnigan Dipak C. Jain Arthur L. Kelly Joachim Milberg Aulana L. Peters

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee of the Board (the “Committee”) is committed to providing a total compensation program that supports Deere’s long-term business strategy and performance culture and creates a commonality of interest with Deere’s stockholders. The Committee is responsible for the oversight of executive compensation and reviews Deere’s compensation program on an ongoing basis. No member of the Committee is a former or current officer of Deere or any of its subsidiaries.

The overall philosophy of the Committee regarding executive compensation can be summarized as follows:

•	Provide a target total reward opportunity sufficient to attract and retain high-caliber executives. In general, this involves a target total pay structure that provides median total compensation at planned levels of performance and top-quartile total compensation when Deere achieves upper-quartile performance on a sustained basis. Market comparisons are made to a comparable group of large, diversified companies;

•	Link the majority of the total compensation opportunity to performance-based incentives, annual financial and strategic goals, as well as the creation of sustainable stockholder value within Deere’s long-term strategic goals;

•	Provide significant reward for achievement of superior performance, as well as significant risk to penalize substandard performance;

•	Recognize the cyclical nature of Deere’s equipment businesses and the need to manage for value throughout the business cycle;

•	Provide flexibility to recognize, differentiate, and reward individual performance;

•	Create significant opportunity and incentive for executives to be long-term stockholders in Deere; and

•	Structure the program to be regarded positively by Deere’s stockholders, employees, the financial community, and the public in general, as well as the eligible executive management.

The Revenue Reconciliation Act of 1993 placed certain limits on the tax deductibility of nonperformance-based executive compensation. The Committee intends that, to the extent practicable, executive compensation be deductible for federal income tax purposes provided doing so would be consistent with the other compensation objectives.

The specific practices concerning each component of Deere’s executive compensation program are described in the following paragraphs:

Base Salary

It is the Committee’s policy to position the base salaries of Deere’s executives at approximately the median level of base salaries provided to comparable positions within a peer group of companies that are similar to Deere in sales volume, products and services, and a global presence. Currently, this peer group consists of 25 companies—three of which are also included among the four companies, other than Deere, that comprise the S&P Construction & Farm Machinery index used in the performance graph following this report. The Committee believes that this larger peer group of companies provides a more appropriate and reliable benchmark for assessing competitive levels of compensation than the limited number of companies within the S&P Construction & Farm Machinery index.

The Committee annually reviews the base salary of each executive officer of Deere, including Mr. Lane, the Chief Executive Officer (CEO). In determining salary adjustments for Deere’s executives (including Mr. Lane and the other executive officers named in the Summary Compensation Table), the Committee takes into consideration various factors, including individual performance, the financial and operational performance of the activities directed by the executive, experience, time in position and potential. The executive’s current salary in relation to the executive’s salary range and the median salary practices of the peer group are also considered.

These factors are considered subjectively in the aggregate, and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered. Peer group salary data for comparable-level positions are provided annually to Deere by an outside compensation consultant.

Mr. Lane’s base salary for fiscal 2004 was below the peer group median. Mr. Lane received a base salary of $1,022,751 for fiscal 2003 and $1,079,570 for fiscal 2004. For fiscal 2004, the base salaries of the other executive officers named in the Summary Compensation Table were essentially equal to the peer group median and generally consistent with the base salary philosophy established by the Committee.

Short-Term Incentives

A substantial portion of Deere’s executive compensation package is contingent upon Deere’s attaining preestablished financial goals under the John Deere Performance Bonus Plan (the “Bonus Plan”). Each year in which these goals are achieved, the compensation of all salaried employees (including Mr. Lane and the other executive officers named in the Summary Compensation Table) is supplemented by fiscal year-end payments under the Bonus Plan. Beginning in fiscal 2004, the amount of these payments (if any) generally depend upon Deere’s operating return on operating assets as adjusted for actual sales volumes in the equipment divisions and the return on equity in the financial services businesses. Compared to prior years, higher levels of performance are required to generate target awards at normal volumes. The amount of the payments also depends upon the position and salary of the employee and any other performance goals established by the employee’s division. In addition, the Committee can decrease or eliminate awards to designated senior officers of Deere and can increase, decrease or eliminate awards to other salaried employees.

When added to base salary, target awards under the Bonus Plan for Deere’s executives are structured to provide median annual cash compensation relative to the peer group companies. The target award is

110 percent of base salary for the CEO and 70 to 75 percent of base salary for other senior officers. The target percentages are reviewed and set by the Committee annually. No bonus payment is available if minimum performance thresholds are not achieved.

For fiscal 2004, Deere’s operating return on average consolidated operating assets as adjusted for actual sales volumes in the equipment divisions and return on equity in the financial services businesses, calculated in accordance with the Bonus Plan were slightly below maximum performance. Based on these results, the preestablished Bonus Plan formula resulted in an annual performance bonus payment for Mr. Lane capped at $2,000,000. The Committee and Subcommittee determined to pay Mr. Lane the cap amount calculated under the Bonus Plan. This amount represents approximately 185 percent of base salary. The other senior officers also received annual performance bonus payments calculated under the preestablished Bonus Plan formula of 129 to 132 percent of base salaries.

In addition to the above performance Bonus Plan payments, the Committee and the CEO are authorized to grant discretionary bonuses to selected employees in recognition of outstanding achievement. Such bonuses may not exceed 20 percent of annual base salary, except in highly unusual circumstances. No such discretionary bonuses were granted for fiscal 2004.

Deere also provides senior officers with selected personal benefits that in aggregate are below market, but where provided are commensurate with those of executives at peer group companies. Such personal benefits consist primarily of health and life insurance, limited personal use of corporate aircraft, and financial planning assistance. The Committee does not consider personal benefits to be a material component of executive compensation.

Long-Term Incentives

Equity Incentives.  Deere’s long-term incentives for executive officers have been comprised of annual grants of market-priced and premium-priced stock options under the John Deere Stock Option Plan and the John Deere Omnibus Equity and Incentive Plan (the “Omnibus Plan”) and grants of restricted stock units under the Omnibus Plan. Grants under these plans are intended to promote the creation of sustained stockholder value, encourage ownership of Deere stock, foster teamwork and retain high-caliber executives.

Under each plan, grants to executives are based on criteria established by the Committee and Subcommittee, including responsibility level, base salary, current market practice, the market price of Deere’s stock and the number of shares available under each plan. Grant guidelines for market-priced options and restricted stock units are established for all executive participants (including Mr. Lane) with the objective of providing a target total compensation opportunity, including base salary, the target annual profit sharing bonus, stock options, and restricted stock units, equal to the 50th percentile of the peer group. Depending on stock price performance, Deere’s performance and the number of available shares, actual total compensation for any given year could be at, above, or below the target of the peer group. The number of options or restricted shares previously granted to, or held by, an executive is not a factor in determining individual grants.

In fiscal 2004, the long-term incentive award to senior executives included market-priced options and restricted stock units that vest over three years and are subject to the other terms and conditions of the Omnibus Plan. The options have a maximum term of ten years and the restricted stock units are not transferable for five years. This combination of options and restricted stock units is intended to reinforce the focus on long-term sustained higher levels of Deere performance, support the stock ownership guidelines for senior management and allocate available shares over the expected life of the Omnibus Plan. Consistent with Deere’s record performance in fiscal 2004 and the significant progress made on enterprise initiatives under Mr. Lane’s leadership, for fiscal 2004 the Committee and Subcommittee approved an above target grant of market-priced options and restricted stock units. During fiscal 2004, Mr. Lane was awarded 185,000 market-priced options that become exercisable in three annual installments beginning in December 2004 and 74,000 restricted stock units that vest after three years, must be held for five years and are payable exclusively in stock.

The Mid-Term Plan.  In fiscal 2003, Deere introduced a new, multiyear incentive plan, the John Deere Mid-Term Incentive Bonus Plan (the “Mid-Term Plan”) to create additional rewards when excellent financial results are achieved on a sustained (4-year) basis. Deere stockholders approved the Mid-Term Plan at the February 2003 stockholders meeting. The Mid-Term Plan incentive has been targeted to provide total compensation, assuming achievement of exceptional levels of Deere’s performance, approximately equal to the 75th percentile of the peer group. Depending on Deere’s performance, actual total compensation for any given year could be at, above, or below the target of the peer group. Company-wide shareholder value added is used to determine awards earned under the Mid-Term Plan. Generally, shareholder value added is defined as operating income before taxes and mid-term performance bonuses, less the cost of capital. Beginning with fiscal 2003, three transition performance periods were established under the Mid-Term Plan consisting of two, three and four fiscal years. The initial two year performance period ended at the close of fiscal 2004.

For the two year performance period ending at the close of fiscal 2004, Deere’s shareholder value added calculated in accordance with the Mid-Term Plan was between minimum and mid range performance. Based on these results, the preestablished Mid-Term Plan formula resulted in a mid-term incentive payment for Mr. Lane of $1,555,872, and the Committee and Subcommittee determined to pay Mr. Lane the amount calculated under the Mid-Term Plan. Each of the other senior officers also received mid-term incentive payments calculated under the preestablished Mid-Term Plan formula of $491,626.

Stock Ownership Guidelines.  Finally, during fiscal 1998, the Committee introduced revised stock ownership guidelines for members of Deere’s senior management team to encourage the retention of stock acquired through Deere’s various equity incentive plans. These guidelines are based on a multiple of each officer’s base salary.

CEO Compensation

Mr. Lane has served as Chairman, President and Chief Executive Officer of Deere since August 2000. Mr. Lane’s base salary, annual performance bonus, and option and restricted stock unit grants have been targeted to provide total compensation, assuming achievement of targeted levels of Deere’s performance, approximately equal to the 50th percentile of CEO compensation of the peer group companies. The Mid-Term Plan incentive has been targeted to provide total compensation, assuming achievement of exceptional levels of Deere performance, approximately to the 75th percentile or top quartile of CEO compensation of the peer group companies. For fiscal 2004, Mr. Lane’s total compensation was in the upper quartile of total CEO compensation of the peer group due to his maximum annual bonus (capped by the Plan) and his above target long-term incentive compensation. As explained above, the availability of annual and mid-term bonus payments were based generally on return on assets, return on equity, shareholder value added and payout levels established by the Committee and Subcommittee at the beginning of the performance periods, as determined by actual 2004 results. The above target long-term incentive compensation, consisting of the option and restricted stock unit grants and the mid-term bonus, is commensurate with the record financial performance of Deere in fiscal 2004 and the significant progress made on enterprise initiatives. It is the Committee’s view that this relationship between pay and Deere’s performance is appropriate and serves stockholders’ interests.

Compensation Committee John R. Block (Chair) Crandall C. Bowles Vance D. Coffman Antonio Madero B. Thomas H. Patrick John R. Walter

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG DEERE, THE S&P 500 INDEX
AND THE S&P CONSTRUCTION & FARM MACHINERY INDEX

The following graph and table compare the total return on $100 invested in Deere common stock at year-end for the five year period from October 31, 1999 through October 31, 2004 with the total return on $100 invested in the Standard & Poor’s 500 Stock Index and in the Standard & Poor’s Construction & Farm Machinery Index. The total return includes the reinvestment of dividends. The closing market price for Deere common stock at the end of fiscal 2004 was $59.78.

The Standard & Poor’s Construction & Farm Machinery Index is made up of Deere, Caterpillar Inc., Cummins Inc., Navistar International Corp., and PACCAR Inc.

The stock price performance shown on the graph is not intended to forecast and does not necessarily indicate future price performance.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the amount of compensation we paid to our Chief Executive Officer (the “CEO”) and each of our four most highly compensated executive officers other than the CEO during the past three fiscal years. We refer to these five executive officers as the “named executive officers”. The amounts shown include the cash and non-cash compensation we paid to the executive officer, plus amounts the officer earned but elected to defer until a later year.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
				Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Restricted Stock Awards(2) ($)	Securities Underlying Options/ SAR(3) (#)	LTIP Payouts(4) $	All Other Compensation(5) ($)
Robert W. Lane, Chairman, President & Chief Executive Officer	2004	$1,079,570	$2,000,000	$4,550,260	185,000	$1,555,872	$12,552
	2003	$1,022,751	$1,346,112	$2,620,245	212,269	$0	$ 7,272
	2002	$955,206	$764,010	$0	275,941	$0	$ 4,580
Pierre E. Leroy, President, Worldwide Construction & Forestry	2004	$504,057	$651,617	$934,648	37,800	$491,626	$10,219
	2003	$481,720	$405,883	$339,491	27,505	$0	$13,324
	2002	$469,488	$249,143	$0	48,235	$0	$10,814
H. J. Markley, President, Agricultural Division	2004	$472,908	$621,341	$811,668	33,000	$491,626	$ 9,290
	2003	$451,098	$380,911	$451,883	36,609	$0	$ 5,724
	2002	$399,893	$245,358	$0	40,383	$0	$ 5,422
Nathan J. Jones Senior Vice President and Chief Financial Officer	2004	$469,885	$620,918	$836,264	34,000	$491,626	$ 6,272
	2003	$454,700	$384,894	$491,368	39,807	$0	$ 4,870
	2002	$422,331	$224,695	$0	46,541	$0	$ 2,098
John J. Jenkins President, Worldwide Commercial & Consumer Equipment	2004	$471,319	$615,141	$971,542	39,300	$491,626	$ 9,173
	2003	$442,973	$372.985	$439,338	35,593	$0	$ 5,028
	2002	$401,414	$212,601	$0	39,262	$0	$ 4,595

(1)    Salaried employees receive additional compensation in the form of year-end cash bonus payments in each year that they meet performance goals. The amount of the bonus an executive officer received over the past three fiscal years depended upon pre-bonus and pre-extraordinary item return on average assets of the equipment divisions and return on equity of the finance division for the year, and the position and salary of the executive officer. The amount of the bonus for fiscal 2003 and 2002 also depended upon the achievement of division cost reduction goals. The amount of the bonus for fiscal 2002 also depended upon individual performance for those receiving discretionary bonuses.

(2)    The amounts for fiscal 2004 and 2003 represent the market value (based on the closing market price of Deere’s stock on the date of grant) of restricted stock units granted during the fiscal year. The units vest after three years and must be held for at least five years. Dividend equivalents are paid on the restricted stock units. We made no restricted stock awards to the named executive officers during fiscal 2002. As of October 31, 2004, the total number of restricted stock shares and units and their market value (based on the closing market price) held by each of the named executive officers were as follows: Mr. Lane (130,605 shares valued at $7,807,567); Mr. Leroy (22,534 shares valued at $1,347,083); Mr. Markley (22,962 shares valued at $1,372,668); Mr. Jones (24,215 shares valued at $1,447,573); and Mr. Jenkins (25,291 shares valued at $1,511,896).

(3)    The amounts for each year represent market-priced options granted during that fiscal year. Additional details on the fiscal 2004 grant are included in the “Option/SAR Grants In Last Fiscal Year” table that follows.

(4)    The payments for 2004 represent the amounts paid under the John Deere Mid-Term Incentive Bonus Plan approved by stockholders at the 2003 annual meeting. Under the Mid-Term Plan, if the Company meets the performance goals established by the Committee at the beginning of a performance period, participants may receive awards as determined by the Committee. The amount of the bonuses were based on the amount of fiscal 2004 shareholder value added allocated for participants, the position of the employee and the number of participants for the performance period. At the time of the initial awards under the Mid-Term Plan, the Committee determined not to count fiscal 2003 shareholder value added if it was less than zero. Generally, shareholder value added is defined as operating income before taxes and mid-term performance bonuses, less the cost of capital or equity. For the two year initial performance period ending October 31, 2004, the Company’s shareholder value added and the other award factors resulted in an award of approximately 74% of the target award.

(5)    The amounts shown for fiscal year 2004 consist of: (i) vested employer contributions to the Deere 401(k) Savings and Investment Plan of $5,720 for each of Mr. Lane, Mr. Leroy, and Mr. Jones, $9,107 for Mr. Markley, and $9,173 for Mr. Jenkins; and (ii) above-market earnings on deferred compensation of $6,832 for Mr. Lane, $4,499 for Mr. Leroy, $183 for Mr. Markley and $552 for Mr. Jones. Deere’s contribution to the Deere 401(k) Savings and Investment Plan for all Deere employees during the past fiscal year was $36,157,702.

The following table shows information concerning individual grants of stock options we made during fiscal 2004 to each of our named executive officers. In addition, the table shows the potential realizable values of the grants assuming annually compounded stock price appreciation rates of five and ten percent per annum over the maximum option term. The options were granted under the John Deere Omnibus Equity and Incentive Plan and are subject to its terms. Under the Omnibus Plan, the actual option terms may be shorter than the maximum term under certain circumstances. The five and ten percent rates of appreciation are set by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of Deere’s stock price.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options/SARs Granted(1)(#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date(2)	5% ($)	10% ($)
Robert W. Lane	185,000	5.55%	$61.64	12/10/13	$7,171,537	$18,174,083
Pierre E. Leroy	37,800	1.13%	$61.64	12/10/13	$1,465,319	$ 3,713,407
H. J. Markley	33,000	0.99%	$61.64	12/10/13	$1,279,247	$ 3,241,863
Nathan J. Jones	34,000	1.02%	$61.64	12/10/13	$1,318,012	$ 3,340,102
John J. Jenkins	39,300	1.18%	$61.64	12/10/13	$1,523,467	$ 3,860,765

(1)    The number shown represents market-priced options which we granted during the fiscal year. The options become exercisable in three approximately equal installments at one, two and three years after the date that they are granted.

(2)    The options have a maximum term of ten years. The options will expire if the option holder’s employment with Deere terminates during the term of the option for any reason other than death or disability, or retirement pursuant to Deere’s disability or retirement plans. If the employee retires, the options are exercisable within five years of retirement or, if later, within one year of death.

(3)    The total potential realizable value for all Deere stockholders as a group based on 246,859,144 outstanding shares as of the 2004 fiscal year end, would be $9,569,510,712 at the 5% assumed annual rate of appreciation, and $24,251,019,002 at the 10% annual rate of appreciation. Mr. Lane’s total potential realizable value is 0.07% of the potential realizable value of all stockholders at the 5% and 10% assumed annual rates of appreciation. The ratio of the total potential realizable value of all the named executive officers to that of all stockholders is 0.13% at both the 5% and 10% assumed annual rates of appreciation.

The following table shows information concerning exercises of options and SARs during fiscal 2004 for the named executive officers. The table also shows the number and value of unexercised options (and tandem SARs) each named executive officer held as of October 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

	Number of Securities Underlying Options/SARs Exercised (3)(#)	Value Realized ($)
			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (1)(#)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year End (2)($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert W. Lane	72,983	$1,658,294	917,323	416,159	$15,579,849	$3,550,316
Pierre E. Leroy	142,500	$4,286,731	313,654	71,872	$ 5,547,673	$ 532,040
H. J. Markley	20,300	$ 715,037	180,959	70,489	$ 3,190,810	$ 570,741
Nathan J. Jones	53,937	$1,376,158	203,059	75,632	$ 3,350,950	$ 635,772
John J. Jenkins	8,606	$ 253,748	135,567	75,749	$ 2,303,163	$ 554,907

(1)    Market-priced options and SARs become exercisable one to three years after the date of grant, and have a maximum term of ten years subject to the provisions of the Omnibus Equity and Incentive Plan. The premium-priced options granted in 1996 and 1998 became exercisable in 1998 and 2003, respectively. The premium-priced options have a maximum term of ten years subject to the provisions of the Omnibus Equity and Incentive Plan.

(2)    The amounts shown represent the difference between the option exercise price and $59.78 (the closing market price for Deere common stock as of October 31, 2004.) The options that were in-the-money as of October 31, 2004 were granted in the following years at the following exercise prices:

Market-Priced Options: 1995 ($34.13), 1996 ($42.69), 1997 ($56.50), 1998 ($32.53), 1999 ($41.47), 2000 ($42.07), 2001 ($42.30), and 2002 ($45.80).

Premium-Priced options: 1996 ($43.98, and $47.36) and 1998 ($50.97).

(3)    The number shown represents the total number of shares with respect to which options were exercised before withholding of shares to pay the exercise price and taxes.

The following table shows information concerning long-term incentive plan awards made during fiscal 2004 to the named executive officers. The awards were made under the John Deere Mid-Term Incentive Bonus Plan approved by stockholders at the February 2003 annual meeting and are subject to its terms.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts Under Non-Stock-Price-Based Plans (2)
Name	Performance or Other Period Until Maturation or Payout (1)	Threshold ($)	Target ($)	Maximum ($)
Robert W. Lane	4 years	$1,247	$1,870,527	$3,741,054
Pierre E. Leroy	4 years	$ 394	$ 591,051	$1,182,102
H. J. Markley	4 years	$ 394	$ 591,051	$1,182,102
Nathan J. Jones	4 years	$ 394	$ 591,051	$1,182,102
John J. Jenkins	4 years	$ 394	$ 591,051	$1,182,102

(1)    The Compensation Committee of the Board has established shareholder value added as the performance measure under the John Deere Mid-Term Incentive Bonus Plan and intends to establish performance periods generally consisting of four fiscal years. Generally, shareholder value added is defined as operating income before taxes and mid-term performance bonuses, less the cost of capital or equity.

(2)    No awards will be paid unless at least $1,000,000 of shareholder value added is generated for a performance period and the maximum award will be earned if $3,000,000,000 of shareholder value added is generated during a performance period. The amounts in the table represent the awards that could be payable at the end of the performance period depending upon actual performance during the period and the actual number of participants sharing in the shareholder value added allocated to participants for the performance period.

PENSION BENEFITS

Under Deere’s pension program, employees in executive salary grades (“executives”) receive an annual pension determined by the following formula:

•	1.5% times the employee’s number of years of non-executive service times the executive’s average pensionable pay; plus

•	2.0% times the number of years the employee served as an executive times the executive’s average pensionable pay.

Executives participating in the executive program prior to 1997 chose one of the following two options for “average pensionable pay”:

•	The executive’s compensation for the five highest years, not necessarily consecutive, during the 10 years immediately preceding the date of retirement. If the executive elected this option, compensation is calculated by adding the executive’s salary to the larger of (i) the sum of short-term bonuses, or (ii) any payments under the long-term incentive plan, awards under the restricted stock plan, or, after 1998, a prorated amount of awards under the equity incentive plan, or, after 2000, the target amount of short-term bonuses; or

•	The executive’s compensation over his entire career with Deere (“career average compensation”). If the executive elected this option, compensation is calculated by adding the executive’s salary to any short-term bonuses.

The maximum annual pension an executive may receive if “average pay” is determined under the first alternative is 66.67% of his or her average pensionable pay.

In addition, for salaried employees hired prior to 1997 who elected the second option, career average compensation includes the average of the executive’s compensation for the executive’s five anniversary years prior to 1997, plus all future compensation the executive receives until retirement (with bonuses paid in 1992 through 1996 phased into the computation over five years.) Participants who became eligible for the executive program after January 1, 1997 do not have an election as to how average pensionable pay will be calculated; instead, the calculation is based exclusively on the career average compensation formula described above. Average pensionable pay is calculated in all cases using the entire amount of relevant compensation the executive earned, even if the executive elected to defer receipt of some of the compensation until a later time under Deere’s deferral programs.

A salaried employee who is not eligible for the executive pension receives an annual pension benefit of 1.5% for each year of service times his or her average pensionable pay. Employees hired before 1997 chose one of the following two options for “average pensionable pay”:

•	the employee’s base salary for the five highest years during the 10 years immediately preceding the date of retirement; or

•	the employee’s career average compensation. Compensation is calculated by adding the employee’s salary to any bonus awarded under the performance bonus plan.

In addition, for employees hired prior to 1997, career average compensation generally will include the average of compensation from the five anniversary years prior to 1997 plus all future compensation until retirement (with bonuses paid in 1992 through 1996 phased into the computation over five years.) After January 1, 1997, the average pensionable pay for new salaried employees who are not entitled to the executive pension is based exclusively on career average salary and performance bonuses. For salaried employees, including executives, participating in the career average compensation option, we make enhanced contributions to the employee’s 401(k) retirement savings account. In addition, depending on the employee’s years of service as of January 1, 1997, the employee’s minimum age to retirement with full benefits may be increased.

The estimated annual pensions payable upon retirement at age 65 for the following named executive officers is: Mr. Lane, $1,296,724; Mr. Leroy, $580,955; Mr. Markley, $429,857; Mr. Jones, $481,348, and Mr. Jenkins, $382,534. The estimated annual pensions shown are based on a straight-life annuity. Pension benefits are not reduced for any social security benefits or other offset amounts that the executive or employee may receive.

We have used the following assumptions in computing the estimated annual pension payments:

•	we continue our pension plans without further amendment;

•	each of the named executive officers continues as a Deere executive until retirement at age 65;

•	salaries continue at 2004 levels; and

•	bonuses are paid at target earnings goals.

CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

We have entered into severance agreements with our executive officers, including each of the named executive officers. These severance agreements are intended to provide for continuity of management if there is a change in control of Deere. The agreements have an initial term of three years and are automatically extended in one-year increments, unless we give notice of termination to the executive at least six months prior to the expiration of his or her current agreement. If we do give notice to terminate an agreement, the agreement will continue to be effective until the end of its then remaining term. However, we may not give notice of termination of the agreement within the six months following a “potential change in control” (as defined in the agreements).

If a “change in control” (as defined in the agreements) occurs, the agreements will continue to be effective for the longer of: (i) twenty-four months beyond the change in control; or (ii) until we have satisfied our obligations under the agreements. A “change in control” is defined generally as any change in control of Deere that is required to be reported in a proxy statement by Regulation 14A under the Securities Exchange Act. The following are “change in control” events:

•	any “person,” as defined in the Securities Exchange Act (with certain exceptions), acquires 30 percent or more of Deere’s voting securities;

•	a majority of Deere’s directors are replaced during the term of the agreements without the approval of at least two-thirds of the existing directors or directors previously approved by the then existing directors;

•	any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or

•	Deere is completely liquidated, or all or substantially all of Deere’s assets are sold or disposed of.

The following are “potential change in control” events:

•	Deere enters into an agreement that would result in a change in control (as described above); or

•	any “person” acquires 15 percent or more of Deere’s voting securities, and the Board resolves that a potential change in control has occurred.

Under the severance agreements, an executive is entitled to receive severance payments in either of the following situations:

•	Deere terminates the executive within the six months preceding or within 24 months following the change in control, other than for death, disability or for “cause” (as defined in the agreements); or

•	The executive terminates his or her employment for “good reason” (as defined in the agreements) within 24 months following a change in control.

If the executive officer is entitled to receive a severance payment, he or she will receive the following amounts in a lump-sum payment:

•	three times:

•	the executive’s then base salary; plus

•	the greater of (i) the average of the bonuses paid to the executive under our Performance Bonus Plan for the three complete fiscal years immediately prior to the termination; and (ii) the target bonus amount for the fiscal year in which the termination occurs;

•	a pro-rated bonus, calculated through the date of termination, and earned but unpaid base salary and vacation pay;

•	the amount by which the supplemental retirement benefit to which the executive would have become entitled had employment continued for an additional three years exceeds the supplemental retirement benefit to which the executive is entitled based on actual age and credited service;

•	three times Deere’s contributions on behalf of the executive under our defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately prior to the change in control); and

•	the number of the executive’s then outstanding unexercisable stock options multiplied by the positive difference, if any, between the price per share of Deere common stock on the executive’s termination date and the per share option exercise price.

In general, if any payments made under the severance agreements would be subject to the excise tax that the Internal Revenue Code imposes on excess parachute payments, we will cap the total payments we make to the executive at the excise tax threshold, so that no excise tax will be imposed. However, we will pay the full amount due under the severance agreements, and we will “gross-up” the executive officer’s compensation for this excise tax, for any federal, state and local income taxes applicable to the excise tax, and for tax penalties and interest, if this approach would result in the executive receiving an amount that exceeds the capped amount by at least ten percent.

We will continue to cover the executive under our welfare benefit plans for health care, life and accidental death and dismemberment insurance, and disability insurance for the three years following the date of a covered termination. We will discontinue these benefits if the executive receives substantially similar benefits from another employer. In addition, we will pay the executive’s reasonable legal fees and expenses if the executive must hire a lawyer to enforce the agreement. As part of the agreements, the executives agree not to disclose or to use for their own purposes confidential and proprietary Deere information, and, for a period of two years following termination of employment, not to induce Deere employees to leave Deere, or to interfere with Deere’s business.

In addition to the severance agreements described above, several of our compensation plans have change in control provisions:

•	Under the Performance Bonus Plan, participants as of the date of a change in control will be entitled to the greater of either (i) a bonus based on actual performance results to the date of the change in control, or (ii) their target bonus.

•	Under the Mid-Term Incentive Bonus Plan, participants as of the date of a change in control will be entitled to a bonus based on actual performance results to such date.

•	Under the Omnibus Equity and Incentive Plan, in the event of a change in control, unless the Board determines otherwise, all restrictions and vesting requirements terminate, all stock options become exercisable for the remainder of their term, and the value of other awards will be cashed out in amounts that are determined under the plan.

•	Under the Supplemental Pension Benefit Plan, in the event of a change in control participants who are no longer Deere employees will be eligible for benefits under the plan notwithstanding their age at their termination of employment with Deere.

•	Under the Deferred Compensation Plan, in the event of certain changes in control, amounts deferred may become payable immediately, or the plan may be modified to reflect the impact of the change in control.

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of October 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	18,624,155	(1)	$46.40	9,389,023	(2)

Equity Compensation Plans Not Approved by Security Holders	-0-		—	-0-	(3)

Total	18,624,155		$46.40	9,389,023

(1)    This amount includes 385,991 restricted stock units awarded under the John Deere Omnibus Equity and Incentive Plan. The units are payable only in stock either five years after the award or upon retirement. The weighted-average exercise price information in column (b) does not include these units.

(2)    This amount includes 208,667 shares available under the John Deere Nonemployee Director Stock Ownership Plan for future awards of restricted stock and 9,180,356 shares available under the John Deere Omnibus Equity and Incentive Plan of which 551,760 shares are available for future awards other than options and stock appreciation rights. Under the John Deere Omnibus Equity and Incentive Plan, we may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(3)    Deere currently has no equity compensation plans, other than 401(k) savings plans, that are not approved by security holders.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Next year’s annual meeting of stockholders will be held on February 22, 2006. If you intend to present a proposal at next year’s annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Corporate Secretary at the address below. The Secretary must receive this proposal no later than September 15, 2005.

If you want to present a proposal at next year’s annual meeting, without including the proposal in the proxy statement, or if you want to nominate one or more directors, you must provide written notice to the Corporate Secretary at the address below. The Secretary must receive this notice not earlier than October 25, 2005 and not later than November 24, 2005.

Notice of a proposal must include, for each matter, a brief description of the matter to be brought before the meeting; the reasons for bringing the matter before the meeting; and your name, address, the class and number of shares you own, and any material interest you may have in the proposal.

Notice of a nomination must include your name, address, the class and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee’s consent to be elected and to serve. Deere may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. Directors of Deere must tender their resignation from the Board upon any material change in their occupation, career or principal business activity, including retirement. Directors must retire from the Board upon the first annual meeting of stockholders following the directors’ 71st birthday.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address.

The Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

Corporate Secretary Deere & Company One John Deere Place Moline, Illinois 61265-8098

COST OF SOLICITATION

Deere pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Deere has made arrangements with brokers, banks and other holders of record to send proxy materials to you, and Deere will reimburse them for their expenses in doing so.

Deere has retained Georgeson Shareholder Communications Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers and a few certain other employees of Deere may solicit proxies personally or by telephone, fax or e-mail. They will not receive special compensation for these services.

Moline, Illinois January 13, 2005	For the Board of Directors, JAMES H. BECHT Secretary

APPENDIX A

JOHN DEERE PERFORMANCE BONUS PLAN

Section 1. Establishment and Purpose

1.1	Establishment of the Plan

Deere & Company, a Delaware corporation (the “Company”), hereby establishes an annual incentive compensation plan to be known as the “John Deere Performance Bonus Plan” (the “Plan”), as set forth in this document. The Plan permits the awarding of annual cash bonuses to Employees of the Company, based on the achievement of pre-established performance goals.

Upon approval by the Board of Directors of the Company, subject to approval by the shareholders, the Plan shall become effective as of November 1, 1994 (the “Effective Date”) and shall remain in effect until terminated by the Board or Committee as provided by Section 13 herein.

1.2	Purpose

The purpose of the Plan is to provide Participants with a meaningful annual incentive opportunity geared toward the achievement of specific performance goals.

Section 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided) and, when the defined meaning is intended, the term is capitalized.

(a)	“Award Opportunity” means the various levels of incentive award payouts which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 herein.

(b)	“Base Salary” shall mean the regular salary or salary continuance earned during the Plan Year before any salary reduction contributions made to the Company’s Internal Revenue Code Section 401(k) Plan or other deferred compensation plans. Among other compensation, “Base Salary” shall not include awards under this Plan, any suggestions awards, pay for unused vacation, any bonus or profit sharing benefits, the Company matching contribution under any plan providing such, overtime or overtime premiums, relocation allowances, mortgage differential allowances, any premium allowances for overseas service, moving allowances, or any other special awards.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Committee” means a committee of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3 herein, who are not current or former officers or employees of the Company and who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended.

(f)	“Company” means Deere & Company, a Delaware corporation (including any and all subsidiaries), and any successor thereto.

(g)	“Corporate” shall mean Deere & Company and its subsidiaries.

(h)	“Disability” shall have the meaning ascribed to such term in applicable disability or retirement plans of the Company.

(i)	“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

(j)	“Employee” means a full-time, salaried employee of the Company.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(l)	“Executive Officers” shall mean any executive officers designated by the Committee for purposes of qualifying payouts under the Plan for exemption from Section 162(m) of the Code.

(m)	“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of the Plan Year.

(n)	“Noncorporate” shall mean a specified segment of Deere & Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(o)	“Participant” means an Employee who is actively participating in the Plan.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(q)	“Plan” means the Deere & Company Performance Bonus Plan.

(r)	“Plan Year” means the Company’s fiscal year.

(s)	“Retirement” shall have the meaning ascribed to such term in the John Deere Pension Plan for Salaried Employees, or any successor plan thereto.

(t)	“Target Incentive Award” means the award to be paid to a Participant when planned performance results are achieved, as established by the Committee.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee may delegate to the Company responsibility for day-to-day administration of, the Plan, following administrative guidelines approved from time to time by the Committee.

Subject to the limitations of the Plan, the Committee shall: (i) select from the regular, full-time salaried Employees of the Company, those who shall participate in the Plan, (ii) grant award opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any award opportunity granted hereunder, and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

Section 4. Eligibility and Participation

4.1	Eligibility

All Employees (as defined in Section 2 herein) who are actively employed by the Company in any Plan Year shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein.

4.2	Participation

Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth herein. Employees who are eligible to participate in the Plan shall be so notified in writing, and shall be apprised of the performance goals and related award opportunities for the relevant Plan Year, as soon as is practicable.

4.3	Partial Plan Year Participation

In the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be based on the Base Salary earned as an eligible Employee.

4.4	No Right to Participate

No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any Plan Year, despite having previously participated in the Plan.

Section 5. Award Determination

5.1	Performance Goals

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish performance goals for that Plan Year. Except as provided in Section 11, the goals may be based on any combination of Corporate, Non-corporate, and individual performance. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Plan Year will determine the Final Award amounts. Except as provided in Section 11, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The Committee also may establish one (1) or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

5.2	Award Opportunities

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. The established Award Opportunity shall vary in relation to the job classification of each Participant. Except as provided in Section 11, in the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

5.3   Adjustment of Performance Goals

Except as provided in Section 11, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.

5.4	Final Award Determinations

At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Except as provided in Section 11, each individual award shall be based upon (i) the Participant’s Target Incentive Award percentage, multiplied by his Base Salary, (ii) Corporate and Non-corporate performance, and (iii) individual performance (if applicable). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Corporate, Non-corporate, and individual performance goals.

5.5	Limitations

The amount payable to a Participant for any calendar year shall not exceed $5,000,000.

Section 6. Payment of Final Awards

6.1	Form and Timing of Payment

Final Award payments shall be payable in cash, in one (1) lump sum, as soon as practicable after the end of each Plan Year, or more frequently during the Plan Year, as determined by the Committee in its sole discretion.

6.2	Payment of Partial Awards

In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, pay a partial award for the portion of the Plan Year the Employee was a Participant, computed as determined by the Committee.

6.3	Unsecured Interest

No participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Section 7. Termination of Employment

7.1	Termination of Employment Due to Death, Disability, Retirement, or Transfer to Business Unit Not Included in the Plan

In the event a Participant’s employment is terminated by reason of death, Disability, Retirement, or transfer to a business unit not included in the Plan, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to termination only. The reduced award shall be based upon the amount of Base Salary earned during the Plan Year prior to termination. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines the definition of Disability to have been satisfied.

The Final Award thus determined shall be payable as soon as practicable following the end of the Plan Year in which employment termination occurred, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.

7.2	Termination of Employment for Other Reasons

In the event a Participant’s employment is terminated for any reason other than death, Disability, or Retirement (of which the Committee shall be the sole judge), all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee.

Section 8. Rights of Participants

8.1	Employment

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2	Nontransferability

No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Section 9. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(b)	Participant’s children (including children by adoption);

(c)	Participant’s parents (including parents by adoption); or

(d)	Participant’s executor or administrator.

Payments of benefits, in accordance with Section 7.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one (1) member, benefit payments shall be made in equal shares among members of that class.

Section 10. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant at the end of a Plan Year.

Section 11. Executive Officers

11.1	Applicability of Section 11

The provisions of this Section 11 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 11 and the other Plan provisions, the provisions of this Section 11 shall control.

11.2	Award Determination

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year. Performance measures to be used shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) total stockholder return; (b) growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders’ equity; (e) economic or shareholder value added; or (f) improvements in costs and/or expenses. The Committee may select among the performance measures specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award multiplied by his Base Salary, and (ii) Corporate and Non-corporate (if applicable) performance.

Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Corporate and Non-corporate performance goals.

11.3	Non-adjustment of Performance Goals

Once established, performance goals shall not be changed during the Plan Year. Participants shall not receive any payout when the Company or Non-corporate segment (if applicable) does not achieve at least minimum performance goals.

11.4	Individual Performance and Discretionary Adjustments

Individual performance shall not be reflected in the Final Award. However, the Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

11.5	Possible Modification

If, on advice of the Company’s tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Sections 2.1(b), 2.1(m), 4.3, 5.1, 5.2, 5.3, or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 11, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 11.

Section 12. Change in Control

12.1 Change in Control

In the event of a Change in Control of the Company, as defined below, a Participant who is an Employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the greater of:

(a)	The Final Award determined using:

(i)	The Participant’s actual Base Salary rate in effect on the date of the Change in Control;

(ii)	The Participant’s Target Incentive Award percentage; and

(iii)	Actual Corporate, Non-corporate, and individual results to the date of the Change in Control; or

(b)	The Participant’s Target Incentive Award times his actual Base Salary rate in effect on the date of the Change in Control.

The Committee, as constituted immediately prior to the Change in Control, shall determine how actual Corporate, Non-corporate, and individual performance should be measured for purposes of the Final Award calculation in Section 12.1(a). The Committee’s determination shall be conclusive and final.

Final Awards shall be payable in cash to the Participant as soon as administratively possible, but no later than thirty (30) days following a Change in Control.

12.2	Definition of a Change in Control

A “Change in Control” shall be defined as a dissolution, liquidation, merger, or consolidation in which the Company is not the surviving corporation, or the acquisition of thirty percent (30%) or more of the Company’s common stock by one (1) individual, corporation, or other entity.

Section 13. Amendment and Modification

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

Section 14. Miscellaneous

14.1	Governing Law

The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

14.2	Withholding Taxes

The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.

14.3	Gender and Number

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.4	Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.5	Costs of the Plan

All costs of implementing and administering the Plan shall be borne by the Company.

14.6	Successors

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

DIRECTIONS TO THE DEERE & COMPANY WORLD HEADQUARTERS
One John Deere Place, Moline, Illinois 61265-8098

The annual meeting will be held in the auditorium of the Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to the World Headquarters and parking are on the east side of the building.

    From Chicago (or the east)

Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway) which turns into IL5/John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

    From Des Moines (or the west)

Take I-80 east to exit number 298. Exit onto I-74 East. Follow for about 9-1/4 miles to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

    From Peoria (or the south)

Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit number 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

Printed on Recycled Paper

IMPORTANT INFORMATION REGARDING YOUR ANNUAL MATERIALS

January 13, 2005

Dear Stockholder:

We are pleased to offer you the opportunity to electronically receive future Deere & Company proxy statements, annual reports and voting materials over the Internet. By using electronic services, you will be able to access these materials more quickly than ever before and add to shareholder value by eliminating the paper, printing and postage costs associated with their distribution to you.

Our online services are available to registered and beneficial Deere shareholders who have active e-mail accounts and Internet access. Registered shareholders maintain shares under their own names and hold shares through The Bank of New York or Deere’s Savings and Investment Plan and Tax Deferred Savings Plan (401(k) plans). Beneficial shareholders have shares deposited with other banks, brokerage firms, or in Deere’s Employee Stock Purchase Plan. To view a listing of participating brokerage firms, go to www.icsdelivery.com/de.

To enroll in the online program, simply follow the instructions at www.icsdelivery.com/de. If you have accounts with multiple banks or brokers that hold Deere shares, you will need to complete the process for each account. Upon completion of your enrollment, you will receive an e-mail confirming your election to use the online services. Additionally, each January following enrollment, you will receive an e-mail message describing how to access your proxy materials electronically.

For directions on voting your proxy online this year, refer to the enclosed proxy card or voter instruction form.

If you are a beneficial shareholder and take advantage of these online services, your election will apply to not only the Deere shares held in your bank or brokerage account, but also to the securities of any other companies in your account that offer shareholder communications over the Internet.

Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel it. If your e-mail address changes, please revisit the enrollment site and click on the Change/Cancel Existing Enrollment link to update your information.

We are pleased to offer these convenient, cost effective services to our shareholders and welcome your participation.

If you do not wish to take advantage of the electronic services, no additional action is necessary.

Thank you for investing in Deere.

Sincerely,

Nathan J. Jones
Senior Vice President and Chief Financial Officer

VOTE BY TELEPHONE AND INTERNET 24 HOURS A DAY, 7 DAYS A WEEK
DEERE & COMPANY STOCKHOLDER RELATIONS ONE JOHN DEERE PLACE MOLINE, IL 61265-8098

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Deere & Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the proxy card.

YOUR VOTE IS IMPORTANT.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
THANK YOU FOR VOTING!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
DEERE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEERE & COMPANY

The Directors recommend a vote FOR all Nominees and FOR Items 2 and 3.

1. Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:	01 - John R. Block, 02 - T. Kevin Dunnigan,	¡	¡	¡
03 - Dipak C. Jain and 04 - Joachim Milberg.
		For	Against	Abstain

2.	Re-approval of the John Deere Performance Bonus Plan.	¡	¡	¡

3.	Ratification of the appointment of Deloitte & Touche LLP as the independent auditors for fiscal 2005.	¡	¡	¡

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

To receive your materials electronically in the future, please go to www.icsdelivery.com/de to enroll.

For address changes and/or comments, please check this box and write them on the back where indicated.    ¡

Please indicate if you wish to discontinue receipt of the Annual Report by mail.	¡	¡

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholders:

It is a pleasure to invite you to the 2005 Annual Meeting of Stockholders of Deere & Company. The meeting will be held at 10 A.M. central time on Wednesday, February 23, 2005 at the Deere & Company World Headquarters, One John Deere Place, Moline, Illinois.

The Notice of the Meeting and Proxy Statement enclosed cover the formal business of the meeting, which includes election of Directors, the re-approval of the John Deere Performance Bonus Plan, the ratification of the independent auditors for fiscal 2005, and any other business to properly come before the meeting. The rules of conduct for the meeting include the following:

1.	No cameras, sound equipment or recording devices may be brought into the auditorium.

2.	There will be a discussion period at the end of the meeting. If you wish to present a question or comment, please wait for an attendant to provide a microphone, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a stockholder. If you have a question for someone at the meeting other than the Chairman, please write the question and the name of the person you wish to ask on a piece of paper (along with your name, city and state and confirmation that you are a stockholder) and give it to an attendant prior to the start of the meeting.

3.	The Chairman is authorized to impose reasonable time limits on the remarks of individual stockholders and has discretion to rule on any matters that arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

4.	Voting results announced at the meeting by the Inspectors of Voting are preliminary. Final results will be included in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the second quarter of fiscal 2005.

5.	Cell phones, pagers and similar devices should be silenced.

Detach Proxy Card Here
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DEERE & COMPANY

PROXY- ANNUAL MEETING / 23 FEBRUARY 2005

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 23, 2005.

The undersigned appoints each of Robert W. Lane and James H. Becht, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters.

Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Change of Address and or Comments:

(If you noted a change of address and/or comments above, please mark box on the reverse side)